Exhibit Number 10.15
MORTGAGE, SECURITY
AGREEMENT AND
FIXTURE FINANCING
STATEMENT

Recording Area

THIS MORTGAGE is given by DECADE COMPANIES INCOME PROPERTIES, A
LIMITED
PARTNERSHIP, which has its principal place of business at 250 Patrick Boulevard, Suite 140, Brookfield, Wisconsin 53045 ("Borrower"), to ASSOCIATED BANK MILWAUKEE, which has an office at 401 East Kilbourn Avenue, Milwaukee, Wisconsin 53202 ("Lender").

RECITALS

A. Borrower has executed and delivered to Lender a Mortgage Note dated the date of this Mortgage which is made payable to the order of Lender in the stated principal amount of $9,150,000 and which bears interest until paid (the "Note").

B. Borrower owns the real estate described on the attached Exhibit A (the "Premises").

C.   THE PREMISES ARE NON-HOMESTEAD PROPERTY.

AGREEMENTS

In consideration for the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which Borrower acknowledges, BORROWER AGREES AS FOLLOWS:

1. Obligations. Borrower grants this Mortgage to secure the obligations, as defined below, which include but are not limited to the following:

(a) Payment of the amounts described in the Note as extended or modified from time to time;

(b) Payment of all other sums, together with interest, as they become due and payable to Lender under the "Loan Documents" which, for purposes of this mortgage, include this Mortgage, the Note and all other documents which, at any time, secure or provide evidence for Borrower's obligations under the Note or the Mortgage or which are executed or submitted by Borrower in connection with the loan for which the Note provides evidence, including all extensions, modifications and renewals of such documents;

(c) Performance and discharge of each and every of Borrower's obligations, covenants and agreements described in the Loan Documents; and

(d) All costs and expenses to collect and enforce any and all of the Obligations, including reasonable attorneys' fees and expenses.

2. Present and Future Advances. "Obligations," as used in this Mortgage, includes, without limitation, all of the debts, obligations and liabilities of whatever nature or amount, as extended, renewed or modified, arising out of credit or other financial accommodations previously granted, contemporaneously granted or granted in the future by Lender in connection with the Note to or at the request of Borrower, and all covenants, conditions and agreements contained in the Loan Documents and in all other documents which provide evidence for, secure or relate to any of the foregoing and, to the extent not prohibited by law, costs, and expenses to collect and enforce the Obligations, including actual attorneys' fees and costs. This Mortgage will continue to be a lien on the Property, as defined below, while any Obligation remains unpaid, regardless of when any Obligation arises, until such time as this Mortgage is released or satisfied of record. Because this mortgage secures all Obligations of Borrower to Lender, this Mortgage may secure Obligations in a greater dollar amount than the amount set forth above. The amount set forth above is not necessarily, at any time, the actual amount of the Obligations due to Lender and secured by this Mortgage.

3. Grant of Mortgage. Borrower gives, grants, bargains, sells, conveys, mortgages, warrants, pledges and confirms to Lender, to secure all of the obligations, all of Borrower's estate, right, title and interest in and to the following (collectively, the "Property"): (a) the Premises; (b) all privileges, hereditaments, appurtenances, rents, leases, issues and profits from and to the Premises; (c) all existing and future buildings, improvements, personal property, fixtures and equipment located at or on the Premises, including the Collateral, as defined below; and (d) all awards and payments to which Borrower is entitled at any time from insurance or the exercise of the right of eminent domain in connection with the Premises or the Collateral.

4. Security Agreement. This Mortgage constitutes a security agreement as defined in the Uniform Commercial Code (the "Code"). Borrower grants to Lender a security interest, as defined in the Code, in the property described on Exhibit C, and all replacements and substitutions for, additions and accessions to, and proceeds from such property (collectively, the "Collateral").

5. Financing Statement. THIS MORTGAGE IS AND WILL BE EFFECTIVE AS A FINANCING STATEMENT FILED AS A FIXTURE FILING for all of the Collateral that is, or that becomes, fixtures. The fixture filing will be effective from the date of the filing of this Mortgage in the real estate records of the county in which the Premises are situated. Information concerning the security interest created by this instrument may be obtained from Lender, as secured party, as that term is used in the Code, at its address set forth in the first Section of this Mortgage. The address of Borrower, as debtor, as that term is used in the Code, is also set forth in the first Section of this Mortgage.

6. Representations and Warranties - Property. Borrower represents and warrants that Borrower has clear and marketable title to the Property except only for liens and security interests in favor of Lender and the items described on the attached Exhibit B (collectively, the "Permitted
Encumbrances").

7. Representations and Warranties - Collateral. Borrower represents and warrants that (a) Borrower is the true and lawful owner of the Collateral, (b) no lien, charge, security interest or encumbrance, other than the Permitted Encumbrances, affects or has attached to the Collateral; and (c) no financing statement, other than financing statements in favor of Lender, which covers any of the Collateral, is on file in any public office.

8. Covenants Regarding Collateral. Borrower covenants that (a) borrower will not grant a security interest, or otherwise convey any interest, in any of the Collateral to any person or entity other than Lender; (b) Borrower will use the Collateral solely for business purposes, either for Borrower's own use or as the equipment and furnishings leased or furnished by Borrower, as landlord, to tenants of the Premises; (c) Borrower will keep the Collateral on the Premises and will not remove the Collateral from the Premises without the prior written consent of Lender; (d) Lender's remedies under this Mortgage are cumulative and separate, and Lender's exercise of any one or more of the remedies provided for in this Mortgage or under the Code will not be construed as a waiver of any of Lender's other rights; (e) Lender may have the Collateral deemed part of the Premises upon any foreclosure of the Premises;
(f) if notice to any party of the intended disposition of the Collateral is required by law in a particular instance, such notice will be deemed commercially reasonable if given at least 10 days prior to such intended disposition, and Lender may give such notice by advertisement in a newspaper accepted for legal publications either separately or as part of a notice given to foreclose the Premises or by private notice if Lender knows of such parties; (g) Borrower will from time to time provide Lender on request with itemizations of all of the Collateral, and such itemizations will describe the location of the Collateral; (h) the Collateral will be regarded as part of the Premises at all times, for all purposes and in all proceedings (both legal and equitable), irrespective of whether such item is physically attached to the Premises or any such item is referred to or reflected in a financing statement; (i) Borrower will, on demand, deliver to Lender all financing statements and other documents which Lender requires from time to time to establish, perfect and continue perfection of Lender's security interest in the Collateral and to protect the priority of Lender's security interest; (j) Borrower will give advance written notice of any proposed change in Borrower's name, identity, principal place of business or structure and will execute and deliver to Lender prior to or concurrently with such change all additional financing statements and other documents which Lender requires in connection with such change; and (k) Borrower will pay all expenses of renewing the financing statements of record if any such financing statement will expire by reason of statutory law prior to the termination of this Mortgage, except to the extent caused by Lender's failure to renew any financing statement before it lapses.

9. Replacement Of Collateral. If Borrower, in Borrower's sound discretion, determines that any item of the Collateral has become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary for the operation of the Property, Borrower may, at Borrower's expense, remove and dispose of it and substitute and install other items not necessarily having the same function, provided that such removal and substitution will not impair the operating utility and unity of the Premises. All substituted items will become a part of the Premises and subject to the lien of this mortgage. Any amounts received or allowed Borrower upon the sale or other disposition of the removed items of Collateral will be applied first against the cost of acquisition and installation of the substituted items.

10. Execution of Additional Documents. Borrower will from time to time execute and deliver to Lender all other conveyances and instruments as Lender reasonably requests to ensure that the Property is subject to the lien of this Mortgage on the public record.

11. Taxes and Other Charges. Borrower will pay, before they become due, all taxes, special and other assessments and other charges which are levied or assessed at any time by virtue of any law or assessment against (a) the Property; (b) Lender as a result of this Mortgage; (c) Lender's interest in the Property; or (d) the Obligations. Borrower will deliver to Lender receipts showing the timely payment of such taxes, assessments and charges within 30 days after payment.

12. Insurance. Borrower will keep the Collateral insured against direct loss or damage occasioned by fire, extended coverage perils and such other hazards as Lender reasonably requires from time to time by written notice to Borrower. Such insurance will be issued in an amount without co-insurance at least equal to the full value of the Property. Further, Borrower will maintain general public liability insurance with coverages and in amounts Lender reasonably requires from time to time in writing. Finally, Borrower will maintain rent loss insurance in an amount without co-insurance at least equal to one year's rental income from the Property. All insurance will be issued by insurers reasonably approved by Lender. Borrower will pay all premiums when due. The policies will contain a mortgagee loss payee clause in favor of Lender, in form and content reasonably acceptable to Lender, which will identify Lender as,"mortgagee loss payee." Each insurer is authorized and directed to make payments for loss directly to Lender unless Lender otherwise agrees in writing. Copies of all policies covering the Property and original, binding certificates of insurance will be deposited with Lender. Borrower will promptly give written notice of loss to all insurers and Lender. Except as provided in Section 14 below, all proceeds from such insurance will be applied, at Lender's option, to either the Obligations (without prepayment penalty or premium) or to the restoration of improvements on the Property. In the event of foreclosure of this Mortgage or other transfer of title to the Property, all right, title and interest of Borrower in and to any insurance then in force will pass to the purchaser or grantee; however, Lender's interest will not be affected by any such transfer.

13. Due on Sale. For the purpose of protecting Lender's security, and to keep the Premises free from subordinate financing liens, except for the Permitted Encumbrances, Borrower will not voluntarily, involuntarily or by operation of law: (a) in any manner sell, transfer or convey, directly or indirectly, all or any part of Borrower's rights, title, or interest in and to the Premises, whether legal or equitable, except leases for tenant space made in the ordinary course of Borrower's business; (b) in any manner sell, transfer or convey, or allow any of its general partners to sell, transfer or convey, any general partnership interests in Borrower; (c) issue any general partnership interests to any person, persons, entity or entities so as to change the now existing proportionate ownership and control interests of the existing general partners of Borrower; or (d) obtain any financing which, or any part of which, will be secured by all or any part of the Property or by a lien against or assignment of any general partnership interest of Borrower. The occurrence of any such event without the prior written consent of Lender will be an Event of Default, as defined in Section 17. Borrower will reimburse Lender for all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by Lender in connection with the review of Borrower's request for Lender's consent to a sale or other transfer or to encumber further all or any part of the Premises, any interest in this Mortgage or any general partnership interest in Borrower. Without limiting the generality of the foregoing, the occurrence at any time of any of the following events without the prior written consent of Lender will be an unpermitted transfer of title to the Premises and an Event of Default, as defined in Section 17:

(1) Sale, installment sale, conveyance, assignment or other transfer of, or the creation of a security interest in or encumbrance of, all or any part of the legal or equitable title to the Property;

(2) Sale, installment sale, conveyance, assignment, or transfer of, or the creation of a security interest in or encumbrance of, any general partnership interest in Borrower.

No consent by Lender to any action described in this Section, or waiver by Lender of any Event of Default, will constitute a consent to, or a waiver of, any right, default or power of Lender upon a subsequent default. Except as set forth in this Mortgage, Lender will not be required to consent to any transfer of any of the above interests, and Lender may require Borrower to pay the entire unpaid balance of the Obligations with accrued interest upon the occurrence of any such transfer.

14. Condemnation and Insurance Proceeds. In Lender's sole discretion, condemnation and insurance proceeds will be either applied to the outstanding principal balance of the Obligations or used to repair any damage to the Property. Notwithstanding the foregoing, if the cost of repairing the damage to the Property is less than 50% of the cost of replacement of all of the Property, or if less than one-third of the leasable area of the improvements on the Property are condemned or taken by eminent domain, Lender agrees to make the insurance proceeds or condemnation award available to the restoration or repair of the improvements on the Property, provided:

(a) The improvements can be rebuilt to be substantially similar to those originally financed and can, with the restoration and repair, continue to be operated for the purpose utilized prior to such damage or taking;

(b) No Event of Default, as defined below, exists or would exist upon the giving of notice or the passage of time or both;

(c) The appraised value of the Property after such restoration or repair will not have been reduced from its appraised value as of the date of this Mortgage; and

(d) Tenants under leases of the Property are acceptable to Lender and provide for sufficient gross annual fixed rental income to cover all annual operating expenses of the Property, including payment of all principal and interest under the Note, and such tenants are obligated to occupy the Property without any abatement or adjustment of rental payments (other than temporary abatements during the period of restoration and repair).

Any restoration or repair will be done under the supervision of an architect, engineer or contractor reasonably acceptable to Lender and pursuant to specifications reasonably approved by Lender. Insurance proceeds and condemnation awards urged to repair or restore the Premises will be held by Lender for such purposes and will from time to time be disbursed to defray the costs of such restoration or repair under such safeguards and controls as Lender reasonably requires to assure completion in accordance with the approved plans and specifications and free of liens or claims. Borrower will, upon demand, deposit with Lender any sums necessary to makeup any deficiency between the actual costs of the work and the amount of proceeds and will provide such lien waivers as Lender reasonably requires.

15.     Hazardous Materials.  Any  terms  used  in  this   Section   which
are defined in federal, state or local statutes or regulations will have the meanings ascribed to such terms in said statutes and regulations.

(a) Representations by Borrower. Except as disclosed in the environmental assessment report on the Property prepared by RMT, Inc. dated June, 1988, Borrower represents to Lender that:

(1) to Borrower's actual knowledge, the Property has never been used either by previous owners or occupants or by Borrower or current occupants to generate, manufacture, refine, transport, treat, store, handle or dispose of any toxic material, hazardous substance or hazardous waste and no such material, substance or waste currently exists on the Property or in its soil or groundwater in violation of applicable environmental laws;

(2) to Borrower's actual knowledge, no portion of the improvements on the Property has been constructed with asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health or the environment;

(3) to Borrowers actual knowledge, there are no electrical transformers or other equipment which have dielectric fluid-containing polychlorinated biphenyls (PCB's) located in, on or under the Property (the materials, substances and wastes described in Subsections (1), (2) and (3) are sometimes collectively referred to as "Hazardous Wastes and Substances");

(4) to Borrower's actual knowledge, the Property has never contained any underground storage tanks; and

(5) Borrower has neither received nor does it have any actual knowledge of any summons, citation, directive, letter or other communication, written or oral, from any federal, state or local governmental authority concerning the existence of Hazardous Wastes and Substances on the Premises or in the immediate vicinity of the Premises, or any intentional or unintentional action or omission on the part of Borrower or any occupant of the Property resulting in the disposal, releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Wastes or Substances onto the Property or into waters or other lands in violation of applicable environmental laws.

(b) Environmental  Covenants.  Borrower covenants to Lender that:

(1) Borrower will comply and will cause all occupants of the Property to comply in all material respects with all federal, state and local laws, rules, regulations and orders with respect to the use, discharge, generation, removal, transportation, storage and handling of Hazardous Wastes and Substances; immediately remove or remediate to the standards required by applicable environmental laws any Hazardous Wastes and Substances discovered on the Property in violation of applicable environmental laws; and pay or cause to be paid all costs associated with such removal;

(2) Borrower will keep the Property free of any lien imposed pursuant to any federal, state or local law, rule, regulation or order in connection with the existence of Hazardous Wastes and Substances on the Property;

(3) Borrower will not install or permit to be installed or to exist in violation of applicable environmental laws in or on the Property any asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health or the environment; and

(4) Borrower will not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Borrower or any occupant of the Property, a releasing, spilling, leaking, pumping, emitting, pouring, emptying or dumping of any Hazardous Wastes or Substances onto the Property or into waters or other lands in violation of applicable environmental laws.

(c) Events of Default and Remedies. As used in this Mortgage, any one or more of the following will constitute an "Event of Default" (in addition to Events of Default defined elsewhere in this Mortgage), and Lender will be entitled to exercise all remedies available to it under this Mortgage:

(1) Any of Borrower's representations contained in Section 15(a) prove to be materially false, inaccurate or misleading.

(2) Borrower fails to comply with the covenants contained in Section 15(b) and Borrower fails to commence and diligently pursue such actions as are necessary to cure such failure.

(3) Any Hazardous Wastes or Substances are found at any time to exist on the Property or in its soil or groundwater in violation of applicable environmental laws, and Borrower fails to commence and diligently pursue such actions as are necessary to remove or remediate to the standards required by applicable environmental laws such Hazardous Wastes or Substances from the Property.

(4) Any summons, citation, directive, letter or other communication, written or oral, will be issued by any federal, state or local governmental authority concerning any matter described in Section 15 (a) (5), and Borrower fails to cure the cause of such communication during the lesser of the period described in Section 17 (d) or the period described in such communication.

Borrower grants Lender and Lender's employees and agents an irrevocable and nonexclusive license to enter the Property, subject to rights of tenants, in order to inspect, test and, if Borrower fails to do so, remove Hazardous Wastes and Substances. All costs of such inspections, tests and removal will immediately become due and payable to Lender, will be secured by this Mortgage and will constitute Obligations secured by this Mortgage.

(d) Indemnification. Borrower will defend, indemnify and hold harmless Lender and Lender's employees, agents, successors and assigns (the "Indemnified Parties") from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees and costs incurred in the investigation, defense and settlement of claims) incurred by the Indemnified Parties as a result of or in connection with the presence or removal of any Hazardous Wastes or Substances on the Property which are in violation of applicable environmental laws, or as a result of or in connection with activities prohibited under this Section. Borrower will bear, pay and discharge, as and when they become due and payable, any and all judgments or claims for damages, penalties or other amounts for which the Indemnified Parties become liable, will hold the Indemnified Parties harmless against all claims, losses, damages, liabilities, costs and expenses, and will assume the burden and expense of defending all suits, administrative proceedings, and negotiations of any description with any and all persons, political subdivisions or government agencies arising out of any of the events and occurrences described in this Section. This indemnification is a separate agreement of Borrower, which will survive any termination, satisfaction or foreclosure of this Mortgage or the acceptance of a deed in lieu of foreclosure.

     16.     Additional Covenants.  Borrower covenants:

(a) Payment and Performance. To pay all sums due under the Loan Documents when and as they become due and payable in accordance with the terms of the Loan Documents, and to comply with and carry out all of Borrower's covenants and agreements set forth the Loan Documents.

(b)     [Intentionally omitted]

(c) Condition and Repair. To keep the Property in good usable condition and repair, to restore or replace damaged or destroyed improvements and fixtures, and to pay all bills for repairs and any and all expenses related to the Property so that no lien may be created against the Property, and to exhibit upon demand, at Lender's office, evidence of such payment.

(d) Liens. To keep the Property free from all liens and encumbrances except the lien of this Mortgage and any exceptions set forth in Exhibit B.

(e) Waste. Not to commit or permit waste upon the Property or do or permit any act which would weaken, diminish or impair the Property.

(f) Alteration or Removal. Not to remove, demolish, or materially alter any part of the Property without Lender's prior written consent, which consent will not be unreasonably withheld or delayed, except Borrower may, without prior consent, remove a fixture provided the fixture is promptly replaced with another fixture of at least equal utility and quality. Lender acknowledges Borrower' s plan to divide the building or buildings on the Premises into individually leased tenant spaces.

(g) Condemnation. To pay Lender all compensation received for any taking by condemnation proceedings of (including payments in compromise) and damages for any injury to all or part of Property. Such compensation will be applied as Lender determines to rebuild the Property or to reduce Obligations (without prepayment penalty or premium), except as provided in Section 14.
(h) Ordinances and Inspection. To comply with all laws, ordinances and regulations that affect the Property. Borrower will permit Lender and Lender's authorized representatives to enter the Property at reasonable times to inspect the Property and, at Lender's option, but at Borrower's expense, to repair or restore the Property if Borrower fails to do so within 30 days after written notice from Lender, or such shorter period as will be required in the event of an emergency.

(i) Subrogation. That Lender is subrogated to all rights, remedies, claims and liens of any person or Obligor satisfied in whole or part from any portion of the proceeds of any Obligation. Lender is also subrogated to the lien of any mortgage, other lien or security interest discharged in whole or in part by any portion of the proceeds of any Obligation.

(j) Financial Reporting. Within 120 days after the end of each of Borrower's fiscal years during the Loan Term, Borrower, each guarantor of the Obligations (if any) and, if Borrower is a partnership, each of Borrower's general partners, will furnish to Lender certified financial statements (including a balance sheet and income statement) and certified copies of their federal income tax returns for the preceding year. Within 30 days after the end of each calendar quarter, Borrower will provide to Lender (a) a certified rent roll for the improvements on the Premises and (b) certified operating statements for such improvements which include at least gross income (itemized as to source), operating expenses (itemized), depreciation charges and net income before and after federal taxes. Lender may require, in its reasonable discretion, Borrower to provide such rent rolls, financial statements and operating statements to Lender more frequently. If the financial statements and operating statements are not prepared in accordance with generally accepted accounting principles consistently applied, or if Lender is not provided with such documents or the rent rolls when required, Lender will have the right to audit the applicable books and records at Borrower's expense. Such documents shall be in form reasonably satisfactory to Lender. As used in this Subsection 16(j), a document is "certified" if Borrower (if Borrower is one or more individuals), a general partner, member or officer of Borrower (if Borrower is an entity), a certified public accounting firm engaged by Borrower or Borrower's property manager executes a statement that states that the document is true and correct and which is part of or appended to the document. If such statement is executed by a certified public accounting firm or Borrower's property manager, it shall be deemed to be made by Borrower.

17. Events of Default. As used in this Mortgage, any one or more of the following will constitute an "Event of Default" (in addition to Events of Default defined elsewhere in this Mortgage):

(a) A failure by an Obliger to make any payment Obligation when due which is not cured after any required notice and before the expiration of any applicable grace period described in any document which secures or provides for such Obligation.

(b) An Obligor makes a representation or warranty in the Loan Documents, or elsewhere, to Lender which is false or misleading in any material respect when made, or if any such representation or warranty made prior to or contemporaneously with the execution and delivery of this Mortgage proves untrue or misleading in any material respect.

(c)     Any Obligor or a surety for any Obligation dies or ceases to exist.

(d) Borrower fails to observe or perform or breaches any of the covenants or agreements contained in this Mortgage and such failure or breach remains uncured for 30 days after written notice to Borrower, provided that if the nature of the failure or breach would reasonably take longer than 30 days to cure, Borrower shall have such additional time as reasonably necessary to cure the failure or breach, provided Borrower completes the cure with reasonable diligence.

(e) The breach of any term in any other of the Loan Documents or other agreement by an Obligor to Lender which is not cured within any applicable cure period specified in such agreement.

(f) A material default by Borrower, as landlord, under leases of a material part of the Property which is not cured within 30 days after written notice from Lender to Borrower, provided that if the nature of the default would reasonably take longer than 30 days to cure, Borrower shall have such additional time as reasonably necessary to cure the default, provided Borrower completes the cure with reasonable diligence.

(g) Any Obligor (1) makes a general assignment for the benefit of creditors; (2) admits in writing its, his or her inability to pay debts as they become due; (3) files a petition by which it, he or she becomes the subject of bankruptcy or insolvency proceedings; (4) is adjudicated bankrupt or insolvent; (5) files a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; (6) files an answer admitting or fails to contest the material allegations of a petition against it, him or her in any such proceeding; (7) seeks, consents to or acquiesces in the appointment of any trustee, receiver or liquidator for such Obligor or any material part of its, his or her properties; (8) discontinues its, his or her business as a going concern; (9) is charged with a felony or any serious crime; or (10) suspends its, his or her business.

(h) Any involuntary proceeding is filed against an Obligor which seeks any reorganization, bankruptcy, arrangement, composition, readjustments, liquidation, dissolution, receivership or similar relief under any present or future statute, law or regulation.

(i)   Any breach of Section 13 of this Mortgage.

18. Acceleration and Remedies. Upon the occurrence of an Event of Default, all obligations secured by this Mortgage, including all amounts which may be or have been advanced by Lender to protect the security of this Mortgage ("Advances") will, at the option of Lender and without notice, which Borrower expressly waives, be immediately due and payable. Lender may enforce or collect such Obligations and Advances in any manner and by the exercise of any remedy available at law or equity now existing or existing at the time of the Event of Default or enforcement including, without limitation, through a suit at law or by a foreclosure of this Mortgage. The judgment or decree in any suit brought to foreclose this Mortgage may include, in the sole discretion of Lender, all of the Obligations, including default interest at the applicable default interest rates described in the Note or other documents which provide evidence for the Obligations.

Further, Lender will, with respect to any part of the Property which constitutes property of the type governed by the Code, have all rights, options and remedies of a secured party under the Code including, without limitation, the right to the possession of all or part of any such property, and the right to enter, without legal process, any premises where any such property may be found. Any requirement of the Code for reasonable notification will be met by mailing written notice to Borrower at Borrower's last known address at least 10 days prior to the sale or other event for which such notice is required. The expenses of retaking, selling and otherwise disposing of such property, including reasonable attorneys' fees and legal expenses, will constitute Obligations and will be payable upon demand with interest at the interest rate applicable to the Note at the time the expense is incurred.

19. Authority of Lender to Perform for Borrower. If Borrower fails to perform any of the covenants or duties set forth in this Mortgage, Lender may, after written notice and expiration of the applicable cure period except in case of emergency, perform or cause them to be performed by, without limitation, signing Borrower's name; and any amounts paid by Lender pursuant to this Section will bear interest at the appropriate default interest rate computed from the date of Lender's expenditure to date of Borrower's repayment and be secured by this Mortgage. Borrower will repay on demand any such amounts paid by Lender. Lender has no duty to inquire as to the validity of any tax, assessment, or other claim or expense against Property, and a receipt for payment of any such amount will be conclusive of the validity and amount of such claim or expense, provided Lender acts as a reasonable mortgagee would act.

20.     [Intentionally omitted]

21. Power of Sale. In the event of foreclosure, Lender may cause the Property to be sold at public sale and cause the execution and delivery to the purchaser of one or more deed of conveyance pursuant to applicable law.

22. Waiver. Lender may waive any default without waiving any other subsequent or prior default by Obligor. No failure or delay of Lender to exercise any right under this Mortgage will operate as a waiver of such right; and no single or partial exercise by Lender of any such right will preclude any other or further exercise of such right or the exercise of any other right. The remedies described in this Mortgage are cumulative and not exclusive of any remedies provided by law.

23. Receiver. Upon the commencement or during the pendency of an action to foreclose this Mortgage or enforce any other remedies of Lender, and without regard to the adequacy or inadequacy of the Property as security for the Obligations, whether or not waste is being committed or occurring, Lender may seek and the Court may appoint a receiver of the Property (including any homestead interest) to serve without bond and take possession of the Property and collect the Property's rents, issues and profits and all payments required to be made pursuant to or by virtue of any lease, to hold and apply such funds received as directed by the court, and to exercise such other powers as may be granted until the receivership will cease.

24. Assignment of and Entitlement to Rents and Leases. As additional security for the Obligations, Borrower assigns, sells, transfers, demises and sets over to Lender all rents, issues and profits arising from the Property (collectively, "Rents") now or hereafter due under or by virtue of any lease, whether written or verbal, or any letting of, or any agreement for the use or occupancy of any part of the Property (collectively, "Leases"). After the occurrence of an Event of Default, Lender may, at its sole option without any prior approval of Borrower, notify any or all tenants to pay all Rents directly to Lender. Lender may apply Rents, in its sole discretion and without regard to priority of application, to payment of taxes, insurance premiums, operating expenses, attorneys' and accountant's fees and expenses, and on the principal and interest of the Obligations, after deduction of a reasonable fee for services rendered in collection of Rents and management of the Property. This assignment will continue until all Obligations secured by this Mortgage have been fully paid and satisfied. The foregoing assignment will be deemed a present and immediate assignment of Rents and rights under Leases, provided Borrower will have the right to collect Rents and the benefit of all rights under Leases until an Event of Default of this Mortgage occurs. Lender will be entitled to all Rents and Leases pertaining to the Property immediately upon any Event of Default by Borrower in complying with any term or requirement of this Mortgage. Lender is not required to take any action to be entitled to all Rents and Leases pertaining to the Property.

25. Foreclosure without Deficiency Judgment. If the Property is a one to four family residence that is owner occupied at the commencement of a foreclosure, a farm, a church, or owned by a tax exempt charitable organization, Borrower agrees to the provisions of Wisconsin Statutes Section 846.101, as amended or renumbered from time to time, permitting Lender, upon waiving the right to judgment for deficiency, to hold the foreclosure sale of such real estate of 20 acres or less six months after a foreclosure judgment is entered. If the Property is not one of the types described in the preceding Section, Borrower agrees to the provisions of Wisconsin Statutes
Section 846.103, as amended or renumbered from time to time, permitting Lender, upon waiving the right to judgment for deficiency, to hold the foreclosure sale of such real estate three months after the entry of a foreclosure judgment. Lender is also entitled to all remedies, without limitation, permitted by law which exists either on the date of this Mortgage or at the time of the default.

26. Costs, Expenses and Attorneys' Fees. In case of a default, regardless whether such default is abated or cured, and except as otherwise provided in any document which provides evidence for any related Obligation, to the extent not prohibited by law, all of Lender's expenses for purposes of collection, including reasonable attorney's fees, and all costs and disbursements if legal action is necessary, and all reasonable expenses of Lender including, without limitation, title evidence, surveys, appraisals, travel expenses and insurance will be added to the Obligations, and will become due as incurred and be included in any judgment. If Lender is challenged in any manner or Lender is named in any action, proceeding or lawsuit for any reason involving Borrower, any Obligor or the Property, Borrower and the Obligors will immediately, upon request of Lender, pay to Lender all reasonable expenses of every kind that pertain to such matter including, without limitation, Lender's reasonable attorneys' fees, costs, disbursements and expenses. Such sums will be added to the Obligations and become due as incurred, and may be included in any judgment.

27. Consent to Jurisdiction; Waiver of Jury Trial. Borrower, for Borrower and for all Obligors, to the extent that each may do so, consents to the jurisdiction of the courts of the State of Wisconsin situated in the county in which the Premises are located and the United States District Court for the Eastern District of Wisconsin for the purpose of any suit, action or other proceeding arising out of any of the Obligations or the terms or provisions of the Loan Documents, and expressly waives any and all objections that Borrower or any Obligor may have as to venue in any of such courts. TO THE EXTENT PERMITTED BY LAW, BORROWER, FOR BORROWER AND FOR ALL OBLIGORS,
WAIVES ALL
RIGHTS TO A TRIAL BY JURY IN ANY ACTION BROUGHT WITH RESPECT TO ANY
OR ALL OF
THE LOAN DOCUMENTS, INCLUDING WITHOUT LIMITATION THIS MORTGAGE
AND THE NOTE.

28.     Additional Provisions.

(a) Word Form. Wherever the context of their usage permits, words in singular form will include the plural form and words in plural form will include the singular form with no distinction between gender.

(b) Severability and Cumulative Remedies. Invalidity or unenforceability of any provision of this Mortgage will not affect the validity or enforceability of any other provisions. The rights and remedies granted to Lender in this Mortgage are cumulative, and are in addition to the remedies granted by law.

(c) Obligors, Successors and Assigns. This Mortgage benefits Lender and Lender's successors and assigns, and binds Borrower and all Obligors and their respective heirs, personal representatives, successors, assigns, trustees and receivers.

(d) Applicable Law. This Mortgage will be governed and interpreted by the laws of the State of Wisconsin, except that the substantive law of the state in which the Property is located will govern the procedural aspects of a foreclosure of this Mortgage and attachment of the liens granted by this Mortgage.
(e) Captions. The captions will not be deemed to be fully inclusive of all provisions in any captioned Section, and are included for reference purposes only.

(f) Notices. All notices given to Borrower under this Mortgage will be deemed given upon receipt by Borrower, or any general partner of Borrower, or if mailed by registered or certified mail, return receipt requested, upon mailing, or if transmitted by a recognized courier service, upon delivery to such courier addressed to Borrower at Borrower's address set forth above.

(g) Exhibits. All exhibits attached to this Mortgage are incorporated in this Mortgage by reference.

(h) Nonrecourse Provisions. Borrower's obligations under this Mortgage are subject to certain nonrecourse provisions set forth in the Note, which provisions are incorporated in this Mortgage by reference.

Dated September 30, 1998.

BORROWER:

DECADE COMPANIES INCOME PROPERTIES, A  LIMITED  PARTNERSHIP

By:Decade Companies, a Wisconsin general partnership, General Partner

By:     /s/ Jeffrey Keierleber
     Jeffrey Keierleber,
     General Partner

By:     Decade 80, Inc., a Wisconsin
     Corporation, General Partner

By:     /s/ Jeffrey Keierleber
     Jeffrey Keierleber,
     President

ACKNOWLEDGMENT

STATE OF WISCONSIN
                    ss
COUNTY OF MILWAUKEE

This instrument was acknowledged before me September 30, 1998 by Jeffrey Keierleber, as a General Partner of Decade Companies, a Wisconsin general partnership and as President of Decade 80, Inc. as the other General Partner of Decade Companies, the sole general partner of Decade Companies Income Properties, a Limited Partnership, on behalf of such limited partnership.

/s/ John C. Hoffman
John C. Hoffman
Notary Public, State of Wisconsin
My commission expires: 7-1-2001

Drafted by Douglas G. French
Mallery & Zimmerman, S.C.
Suite 900
731 North Jackson Street
Milwaukee, Wisconsin 53202

Attachments:

Exhibit A - Legal Description
Exhibit B - Permitted Encumbrances
Exhibit C - Personal Property

EXHIBIT A

LEGAL DESCRIPTION


PARCEL A:

Lot One (1) of Certified Survey Map No. 2982 recorded in the Dane County Register of Deeds Office in Volume 11 of Certified Survey Maps, page 399, as Document No. 1593404, in the City of Madison, Dane County, Wisconsin.

PARCEL B:

Lot Two (2) of Certified Survey Map No. 1872 recorded in the Dane County Register of Deeds Office in Volume 7 of Certified Survey Maps, page 312, as Document No. 1450832, in the City of Madison, Dane County, Wisconsin.

PARCEL C:

Lots Two (2) and Three (3) of Certified Survey Map No. 2982 recorded in the Dane County Register of Deeds Office in Volume 11 of Certified Survey maps, page 399, as Document No. 1593404, in the City of Madison, Dane County, Wisconsin.

EXHIBIT B

Permitted Encumbrances

1. General and special taxes for the year 1998 and subsequent years, not yet due or payable.

2. Lack of access to Highway 30 as set forth on Certified Survey Map No. 1872, recorded as Document No. 1450832.

3. Limitation on access across the captioned premises as set forth on Certified Survey Map No. 1872, recorded as Document No. 1450832.

4. Building setbacks across the captioned premises as shown on Survey prepared by Arnold and O'Sheridan, Inc., dated October 26, 1989, Job No. 89406-2-1.

5. Recreational easement agreement and conditions contained in instrument recorded on November 27, 1989, in Volume 13583 of Records, page 64, as Document No. 2173698.

6. 25 foot private ingress-egress easement as set forth on Certified Survey Map No. 2982, recorded as Document No. 1593404.

7. 8 foot wide ingress egress easement to city as set forth on Certified Survey Map No. 2982, recorded as Document No. 1593404.

8.42 foot building setback line across the captioned premises as set forth on Certified Survey Map No. 2982, recorded as Document No. 1593404.

9. 15 foot public sanitary sewer easement across the captioned premises as set forth on Certified Survey Map No. 2982, recorded as Document No. l593404.

10. 15 foot private sanitary sewer easement across the captioned premises as set forth on Certified Survey Map No. 2982, recorded as Document No. 1593404.

11.6 and 12 foot Utility easements across the captioned premises as set forth on Certified Survey Map No. 2982, recorded as Document No. 1593404.

12. Conditions and Restrictions shown as 'Notes" set forth on Certified Survey Map No. 2982, recorded as Document No. 1593404.

13. Access restriction as set forth on Certified Survey Map No. 2982, recorded as Document No. 1593404.

14. Easement Declaration recorded on September 26, 1978, in Volume 997 of Records, page 299, as Document No. 1593405, and re-recorded on April 14, 1980, in Volume 1850 of Records, page 4, as Document No. 1662733.

First Amendment to Easement Declaration recorded on November 27, 1989, in Volume 13583 of Records, page 62, as Document No. 2173697.

15.Right of Way Grant - Underground Electric to Madison Gas and Electric Co., recorded on December 19, 1978, in Volume 1024 of Records, page 15, as Document No. 1604565.

16. Right of Way Grant - Gas Main to Madison Gas and Electric Co., recorded on December 19, 1978, in Volume 1024 of Records, page 16, as Document No. 1604566.

17. Declaration of Covenants, Restrictions and Easements recorded on October 10, 1977, in volume 870 of Records, page 233, as Document No. 1542750; Restated Declaration of Covenants, Restrictions and Easements recorded on November 14, 1979, in Volume 1350 of Records, page 22, as Document No. 1648618.

18. Right of Way Grant - Gas Main to Madison Gas and Electric Co., recorded on August 1, 1979, in Volume 1084 of Records, page 31, as Document No. 1633047.

19. Right of Way Grant - Gas Main to Madison Gas and Electric Co., recorded on December 28, 1979, in Volume 1508 of Records, page 51, as Document No. 1653241.

20. Right of Way Grant - Underground Electric to Madison Gas and Electric Co., recorded on April 25, 1980, in Volume 1874 of Records, page 83, as Document No. 1663774.
21. Right of Way Grant - Underground Electric to Madison Gas and Electric Co., recorded on June 19, 1980, in Volume 1990 of Records, page 89, as Document No. 1668671.

22. Terms, conditions and provisions contained in Laundry Lease dated September 1, 1997, as disclosed in Memorandum of Laundry Room Lease by and between DECADE COMPANIES INCOME PROPERTIES, a Wisconsin Limited Partnership and COMMERCIAL LAUNDRY CORP., recorded on September 22, 1997, as Document No. 2890797.

23. Encroachment of timber retaining wall onto adjoining property as shown on Survey prepared by Warzyn Engineering, dated December 12, 1988, Job No. C13641.

24.     Rights of existing tenants under unrecorded leases.

EXHIBIT C

PERSONAL PROPERTY

All of Borrower's equipment, goods, fixtures, improvements, building supplies, materials and personal property now or hereafter attached to, located in, or placed in the improvements on the real estate described in Exhibit A, including, but not limited to, (a) all machinery, fittings, fixtures, apparatus, equipment and articles used to supply heat, gas, electricity, air conditioning, water, light, waste disposal, power refrigeration, ventilation or fire or sprinkler protection, (b) elevators, escalators, overhead cranes, hoists and assists and similar machinery and equipment, (c) all furniture, furnishings, supplies, draperies, maintenance and repair equipment, floor coverings, screens, storm windows, blinds, awnings, appliances, maintenance equipment and supplies, shrubbery and plants, (d) all appliances, including refrigerators, stoves, microwave ovens, dishwashers, garbage disposals, trash compactors and similar appliances, (e) renewals, replacements, proceeds, additions, accessories, increases, parts, fittings, insurance payments, awards and substitutes for any of the above-described property, and (f) all interest of Borrower in any of the above-described property hereafter acquired; but excluding the trade fixtures, inventory and removable personal property of any tenant or licensee of the real estate. The enumeration of any specific articles of property will in no way be held to exclude any items of property not specifically enumerated. The Collateral also includes all rents, issues and profits and security deposits arising from the above-described real and personal property, and all accounts held by Lender including, but not limited to, all escrow accounts for the payment of: real estate taxes and assessments; insurance premiums; or repairs, replacements or improvements to the real or personal property.

Document Number

Name and Return Address

Douglas G. French
Mallery & Zimmerman, S.C.
Suite 900
731 North Jackson Street
Milwaukee, Wisconsin 53202